                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )
     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                        ValueVision International, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                 [COMPANY NAME]
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

- --------------------------------------------------------------------------------

                        VALUEVISION INTERNATIONAL, INC.

                              6740 SHADY OAK ROAD
                       MINNEAPOLIS, MINNESOTA 55344-3433

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                August 20, 1996

TO THE SHAREHOLDERS OF VALUEVISION INTERNATIONAL, INC.:

     Please take notice that the Annual Meeting of Shareholders of ValueVision International, Inc. will be held, pursuant to due call by the Board of Directors of the Company, at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota 55343, on Tuesday, August 20, 1996 at 9:00 a.m., or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:

     1. To elect six directors.

     2. To transact any other business as may properly come before the meeting or any adjournments thereof.

     Pursuant to due action of the Board of Directors, shareholders of record on July 17, 1996, will be entitled to vote at the meeting or any adjournments thereof.

     A PROXY FOR THE MEETING IS ENCLOSED HEREWITH. YOU ARE REQUESTED TO FILL IN AND SIGN THE PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          VALUEVISION INTERNATIONAL, INC.

                                          Robert L. Johander
                                          Chairman of the Board and
                                          Chief Executive Officer

August 2, 1996

                                PROXY STATEMENT

                                       OF

                        VALUEVISION INTERNATIONAL, INC.

                              6740 SHADY OAK ROAD
                       MINNEAPOLIS, MINNESOTA 55344-3433

                   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                AUGUST 20, 1996

                               PROXIES AND VOTING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ValueVision International, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Tuesday, August 20, 1996. The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to shareholders was August 2, 1996.

VOTING OF PROXIES

     All shares (the "Shares") of the Company's Common Stock, $.01 par value (the "Common Stock"), which are entitled to vote and are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and are not revoked, will be voted at such meeting and any adjournments thereof in accordance with the instructions indicated on such proxy. If no instructions are indicated, proxies will be voted:

          FOR election of the six nominees for election as directors.

          If any other matters are properly presented at the meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. Management of the Company will not use proxies voted against a proposal to vote for adjournment in order to permit additional solicitation.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

     Only shareholders of record at the close of business on July 17, 1996 (the "Record Date") will be entitled to vote at the Annual Meeting or any adjournments thereof. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding Shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

VOTES REQUIRED; EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

     The affirmative vote of the holders of a majority of the outstanding Shares of the Company present in person or by proxy and entitled to vote on each Proposal is required to approve each Proposal, provided that the total vote cast on each Proposal represents at least 50% of all Shares entitled to vote on each Proposal. A shareholder who abstains with respect to a Proposal is considered to be present and entitled to vote at the meeting, and is in effect casting a negative vote, but a shareholder who does not give authority to a Proxy to vote on the Proposal shall not be considered present and entitled to vote on the Proposal. Accordingly, broker non-votes will not affect the outcome of the vote on a Proposal, provided that the total vote cast on such Proposal represented at least 50% of all Shares entitled to vote thereon.

REVOCABILITY OF PROXIES

     The presence at the Annual Meeting of a shareholder will not revoke his or her proxy. However, a proxy may be revoked with respect to any matter at any time before the proxy is voted on such matter by delivering to an officer of the Company written notice of such revocation or a duly executed new proxy. Such written notice of revocation or duly executed new proxy will be effective upon filing with an officer of the Company, either prior to or at the Annual Meeting; however, a revocation or new proxy will not affect a vote on any matter that was cast prior to such filing. All written notices of revocation and other communications with respect to the revocation of proxies should be delivered to ValueVision International, Inc., 6740 Shady Oak Road, Eden Prairie, MN 55344-3433, or may be hand-delivered to an officer of the Company at the Annual Meeting.

BOARD OF DIRECTORS RECOMMENDATIONS

     The Board of Directors recommend a vote FOR the election of the six nominees for director.

                             VOTING SECURITIES AND
                           PRINCIPAL HOLDERS THEREOF

     As of the Record Date, the Company had outstanding 29,888,298 Shares.

     The following table sets forth certain information regarding the beneficial ownership of securities of the Company as of the Record Date by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Shares, (ii) each of the directors and nominees for election to the Board of Directors of the Company, (iii) the Chief Executive Officer and each of the executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. Each shareholder possesses sole voting and investment power with respect to the Shares listed opposite the holder's name except as otherwise indicated herein.

                                                                         NUMBER OF SHARES
                          NAME AND ADDRESS                              BENEFICIALLY OWNED    PERCENT
- ---------------------------------------------------------------------   ------------------    -------
Robert L. Johander(1)................................................        1,511,011          5.01
  6740 Shady Oak Road
  Eden Prairie, MN 55344
Nicholas M. Jaksich(2)...............................................        1,446,762          4.79
Robert J. Korkowski(3)...............................................          222,066             *
Mark A. Payne(4).....................................................          164,700             *
Marshall S. Geller(5)................................................          169,600             *
Edward A. Karr(6)....................................................          150,000             *
Michael L. Jones(7)..................................................          115,000             *
Paul D. Tosetti......................................................               --             *
John Workman(8)......................................................               --             *
All directors and director nominees and executive officers as a group
  (twelve persons)(9)................................................        3,824,656         12.29

- -------------------------
 *  Less than 1%

(1) Such Shares include 437,632 Shares beneficially owned by Mr. Johander in his capacity as General Partner to the Robert L. Johander Limited Partnership and 300,000 Shares that are issuable upon exercise of stock options within 60 days.

(2) Such Shares include 423,632 Shares beneficially owned by Mr. Jaksich in his capacity as General Partner to the Nicholas M. Jaksich Limited Partnership and 300,000 Shares that are issuable upon exercise of stock options within 60 days.

(3) Includes 100,000 Shares that are issuable upon exercise of stock options within 60 days. Includes 2,250 Shares owned by Mr. Korkowski's daughter, as to which Shares Mr. Korkowski disclaims beneficial ownership.

(4) Includes 75,000 Shares that are issuable upon exercise of stock options within 60 days.

(5) Includes 160,000 Shares that are issuable upon exercise of stock options within 60 days.

(6) Includes 140,000 Shares that are issuable upon exercise of stock options within 60 days.

(7) Includes 115,000 Shares that are issuable upon exercise of stock options within 60 days.

(8) Does not include the 1,280,000 Shares or the Warrants to purchase an additional 25,000,000 Shares, subject to adjustment (as of July 17, 1996, the Warrants would be adjusted to purchase 26,295,349 Shares), purchased by Montgomery Ward pursuant to that certain Securities Purchase Agreement dated August 8, 1995. Such Shares and the Warrants may be deemed to be beneficially owned by Montgomery Ward. The Schedule 13D filed by Montgomery Ward, Montgomery Ward Holding Corp., and Bernard F. Brennan, who is the Chairman and Chief Executive Officer of Montgomery Ward (collectively, the "MW Filers") states that, pursuant to Rule 13d-3(1)(i) promulgated under the Securities Exchange Act of 1934, as amended (the "Act"), the MW Filers may be deemed to have acquired beneficial ownership of the Shares and Warrants to purchase Shares reported therein on March 13, 1995, pursuant to the execution of the Securities Purchase Agreement. Notwithstanding the foregoing, each of the MW Filers disclaimed in such Schedule 13D, as of the date thereof, beneficial ownership of all such Shares in light of certain material conditions to the consummation of the transactions contemplated by the Securities Purchase Agreement which are beyond the control of the MW Filers. Mr. Workman was designated as a director by Montgomery Ward and is an executive officer of Montgomery Ward.

(9) Includes 1,234,667 Shares that are issuable upon exercise of stock options within 60 days and 2,250 Shares as to which the reporting person disclaims beneficial ownership.

                             ELECTION OF DIRECTORS

     Six directors will be elected at the 1996 Annual Meeting of Shareholders, each director to hold office until the next Annual Meeting of Shareholders and until his or her successor is elected and shall have qualified, or his or her earlier resignation or removal. All of the persons listed below have consented to serve as a director, if elected. The Board of Directors proposes for election the nominees listed below:
- --------------------------------------------------------------------------------

ROBERT L. JOHANDER                                       Director since 1990
                                                         Age 50

Mr. Johander is a founder of the Company, and has served as Chairman of the
Board and Chief Executive Officer since June 1990. Mr. Johander's experience in television home shopping began in 1984 as president of Telethon Marketing
Company, where he was responsible for the creation, production, and management of Morey's Markdown Market, a half-hour national cable television home shopping program featuring merchandise supplied by the C.O.M.B. Co. ("C.O.M.B."), a Minneapolis-based mail order liquidator of consumer merchandise. In August 1985, C.O.M.B. agreed to acquire Telethon Marketing Company, and Mr. Johander joined C.O.M.B. to manage its television activities. In early 1986, Mr. Johander, as General Manager of C.O.M.B.'s Value Network, conceived and managed the launch of Cable Value Network, a joint-venture television home shopping network formed by C.O.M.B. and several national cable television system operators. In 1987,
C.O.M.B. changed its name to CVN Companies, Inc. ("CVN") which was subsequently acquired by QVC Network, Inc. and Mr. Johander was appointed internal consultant to the Chairman of the Board of CVN, in which capacity he served until June
1989.
- --------------------------------------------------------------------------------

NICHOLAS M. JAKSICH                                      Director since 1990
                                                         Age 51

Mr. Jaksich is a founder of the Company, and has served as President and Chief Operating Officer and as a director of the Company since June 1990. From
February 1984 to June 1986, Mr. Jaksich was Vice President, Distribution and Operations for Lillian Vernon Corporation, a national direct mail merchandising firm. In July 1986, Mr. Jaksich joined C.O.M.B. to assist in the launch of its television activities. His responsibilities included the direct day-to-day supervision of television production and merchandising activities, the development of various television order response, inventory, and sales tracking systems, and supervision of on-air hosts. In 1987, Mr. Jaksich succeeded Mr. Johander as divisional Senior Vice President of CVN Television, a division of
CVN. In March 1988, Mr. Jaksich left CVN to pursue independent business ventures.
- --------------------------------------------------------------------------------

ROBERT J. KORKOWSKI                                      Director since 1993
                                                         Age 55

Mr. Korkowski has been a director of the Company since May 1993. From 1989 to 1996, Mr. Korkowski was the Senior Vice President of Finance and a Director of Opus Corporation, a privately held real estate developer and construction company. From 1986 to 1989 Mr. Korkowski was the Vice President and Chief Financial Officer of National Computer Systems, Inc., a publicly-held information system company based in Minneapolis. From 1974 to 1986, Mr. Korkowski was Executive Vice President and Chief Financial Officer of G. Heileman Brewing Company.

- --------------------------------------------------------------------------------

MARSHALL S. GELLER                                       Director since 1993
                                                         Age 56

Mr. Geller has been a director of the Company since May 1993 and Vice Chairman of the Board since August 1994. Mr. Geller is currently the Chairman, CEO, and Founding Partner of Geller & Friend Capital Partners, Inc., which was formed in November 1995. From 1991 to October 1995, Mr. Geller was the Senior Managing Partner and founder of Golenberg and Geller, Inc., a merchant banking investment company. From 1988 to 1990, he was Vice-Chairman of Gruntal & Co., a New York Stock Exchange investment banking firm. Prior to 1988, Mr. Geller spent 21 years with Bear Stearns & Co., an investment banking firm, where he served as senior managing director of the Los Angeles, San Francisco, Chicago and Hong Kong
offices and specialized in the areas of corporate finance, public finance, and institutional equities and debt. Marshall Geller formerly served as Interim Co-Chairman of Hexcel Corporation and is still currently on the Board of Directors. Mr. Geller was also Interim President and Chief Operating Officer of Players, Inc., and now serves on their board and is Chairman of their Investment Committee. Mr. Geller also serves on the Boards of the following companies:
Ballantyne of Omaha, Inc., Styles-on-Video, Inc. and Dycam, Inc.
- --------------------------------------------------------------------------------

JOHN WORKMAN                                             Director since 1995
                                                         Age 45

John Workman has been a director of the Company since August 1995. Mr. Workman has been Executive Vice President, Chief Financial Officer and Assistant
Secretary of Montgomery Ward Hold Corp. since January 1994. Prior thereto, he served as Senior Vice President, Chief Financial Officer and Assistant Secretary of Montgomery Ward Holding Corp. since August 1992 and Vice President and Assistant Secretary since May 1992. Mr. Workman has been Executive Vice
President and Chief Financial Officer of Montgomery Ward since January 1994 and served as Senior Vice President and Chief Financial Officer of Montgomery Ward from August 1992 to January 1994. Prior thereto, he served as Vice President and Corporate Controller of Montgomery Ward from January 1991 through August 1992 and Corporate Controller of Montgomery Ward from August 1988 through January
1991. Mr. Workman is also a director of Montgomery Ward Holding Corp.
- --------------------------------------------------------------------------------

PAUL D. TOSETTI                                          Director -- Nominee
                                                         Age 41

Mr. Tosetti is a partner in the Los Angeles office of the law firm of Latham & Watkins, a position he has held since 1989. Mr. Tosetti has been associated with Latham & Watkins since 1982, and is Chairman of that firm's Mergers and Acquisitions group and a member of its Corporate Department. His principal areas of practice specialization are mergers and acquisitions and corporate finance.
- --------------------------------------------------------------------------------

     All Shares represented by proxies will be voted FOR the election of the foregoing nominees unless a contrary choice is specified. If one or more of these nominees become unable or unwilling to serve at the time of the Annual Meeting, the Shares represented by proxy will be voted for the remaining nominees and for any substitute nominees designated by the Board of Directors or, if none, the size of the Board of Directors will be reduced accordingly. The Board of Directors does not anticipate that any nominee will be unavailable or unable to serve.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain summary information with respect to compensation paid or accrued during the fiscal years ended January 31, 1996, 1995 and 1994 for the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers who were serving as executive officers on January 31, 1996, and whose salary and bonus exceeded $100,000 during fiscal year ended January 31, 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                            COMPENSATION
                                                              ANNUAL COMPENSATION           ------------
                                                       ---------------------------------       AWARDS
                                                       FISCAL               OTHER ANNUAL     SECURITIES
            NAME AND PRINCIPAL POSITION                 YEAR     SALARY     COMPENSATION     UNDERLYING
- ----------------------------------------------------   ------    -------    ------------    OPTIONS/SARS
                                                                   ($)          ($)         ------------
                                                                                                (#)
Robert L. Johander..................................    1996     181,442        6,000(1)             0
  Chief Executive Officer                               1995     125,000        6,000(1)             0
  and Chairman of the Board                             1994     126,261        8,346(1)       750,000(3)
Nicholas M. Jaksich.................................    1996     165,635        6,000(1)             0
  Chief Operating Officer                               1995     115,000        6,000(1)             0
  and President                                         1994     115,358        6,000(1)       750,000(3)
Edward A. Karr......................................    1996     134,231        5,400(1)       100,000
  Executive Vice President,                             1995     125,000        3,150(1)        50,000
  Merchandising & Programming                           1994      47,115            0          100,000
Mark A. Payne.......................................    1996     129,616       55,400(2)       100,000
  Senior Vice President, Business                       1995      90,000        2,250(1)        50,000
  Development and Acquisitions                          1994      90,000            0                0
Michael L. Jones....................................    1996     120,000        5,400(1)             0
  Vice President, Broadcast                             1995     108,462        3,150(1)       115,000
  Television                                            1994      57,692            0                0

- -------------------------
(1) Automobile allowance.

(2) Includes a $50,000 bonus and a $5,400 automobile allowance.

(3) In fiscal year 1994, pursuant to employment agreements with Messrs. Johander and Jaksich, the Company granted to each of Messrs. Johander and Jaksich options to purchase an aggregate of 1,000,000 shares of the Company's common stock, which were to vest in specified amounts based upon the Company achieving certain specified financial goals. In August 1995, the Company and Messrs. Johander and Jaksich amended such employment agreements to, among other things, adjust the exercise price of such options and reduce the aggregate number of shares of the Company's common stock issuable upon exercise of such options to 750,000. The options still vest according to the Company achieving the same specified financial goals or in September 2003, assuming that either Messrs. Johander or Jaksich is still an employee of the Company. See "Employment Agreements."

OPTION GRANTS DURING FISCAL YEAR ENDED JANUARY 31, 1996

     The following table sets forth information with respect to options to purchase shares of the Company's common stock granted during the fiscal year ended January 31, 1996 to each of the executive officers in the Summary Compensation Table above. No stock appreciation rights ("SARs") were granted to any of the persons listed on the table below during fiscal 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                              (INDIVIDUAL GRANTS)

                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                                                                              ANNUAL RATES OF
                          NUMBER OF         PERCENT OF                                             STOCK
                          SECURITIES      TOTAL OPTIONS/                                    PRICES APPRECIATION
                          UNDERLYING       SARS GRANTED       EXERCISE OR                    FOR OPTION TERM(1)
                         OPTIONS/SARS      TO EMPLOYEES       BASE PRICE     EXPIRATION     --------------------
         NAME            GRANTED (#)     IN FISCAL YEAR(3)      ($/SH)         DATE(2)       5% ($)     10% ($)
- -----------------------  ------------    -----------------    -----------    -----------    --------    --------
Robert L. Johander.....           0               0%                 --               --          --          --
Nicholas M. Jaksich....           0               0%                 --               --          --          --
Edward A. Karr.........     100,000            29.7%            $ 6.00       August 2005    $377,337    $956,246
Mark A. Payne..........     100,000            29.7%            $ 5.625       March 2005    $353,753    $896,480
Michael L. Jones.......           0               0%                 --               --          --          --

- -------------------------
(1) The amounts shown in these columns are the result of calculations at assumed annual rates required by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the price of the Company's common stock. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(2) Options were granted at an exercise price equal to the Fair Market Value of the Company's common stock on the date of grant and vest over a five year term in increments of 20% each on the anniversary of the date of grant. Such options will expire five years after vesting.

(3) Percentage calculations in this column are based solely on the number of options granted to employees of the Company and do not take into account options granted to non-employee consultants or directors of the Company.

OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table sets forth information with respect to the unexercised options held by each of the executive officers named in the Summary Compensation Table above, as of January 31, 1996. None of such persons exercised any options during fiscal 1996.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                   NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED                IN-THE-MONEY
                                                       OPTIONS/SARS                     OPTIONS/SARS
                                                  AT JANUARY 31, 1996 (#)         AT JANUARY 31, 1996 ($)
                                                ---------------------------    ------------------------------
                    NAME                        (EXERCISABLE/UNEXERCISABLE)    (EXERCISABLE/UNEXERCISABLE)(1)
- ---------------------------------------------   ---------------------------    ------------------------------
Robert L. Johander...........................         300,000/450,000                        0/0
Nicholas M. Jaksich..........................         300,000/450,000                        0/0
Edward A. Karr...............................          86,667/163,333                   65,833/77,917
Mark A. Payne................................          55,000/100,000                   91,562/50,000
Michael L. Jones.............................         115,000/0                        119,437/0

- -------------------------
(1) The dollar amount represents the positive spread between the exercise price of the options and the closing price per share of the Company's common stock on the Nasdaq National Market of $6.125 on January 31, 1996.

                         TEN-YEAR OPTION/SAR REPRICINGS

                                  NUMBER OF
                                  SECURITIES    MARKET PRICE
                                  UNDERLYING    OF STOCK AT    EXERCISE PRICE
                                 OPTIONS/SARS     TIME OF        AT TIME OF       NEW       LENGTH OF ORIGINAL
                                 REPRICED OR    REPRICING OR    REPRICING OR    EXERCISE   OPTION TERM REMAINING
                                   AMENDED       AMENDMENT       AMENDMENT       PRICE     AT DATE OF REPRICING
                        DATE         (#)            ($)             ($)           ($)          OR AMENDMENT
                      --------   ------------   ------------   --------------   --------   ---------------------
Robert L. Johander...  8/8/95       375,000         6.25            10.00          8.50            8 years
Robert L. Johander...  8/8/95       375,000         6.25            25.00         10.50            8 years
Nicholas M.
  Jaksich............  8/8/95       375,000         6.25            10.00          8.50            8 years
Nicholas M.
  Jaksich............  8/8/95       375,000         6.25            25.00         10.00            8 years
Mark A. Payne........ 10/21/94       50,000         4.75             7.50          4.75           10 years
Michael L. Jones..... 10/21/94       86,863         4.75             7.50          4.75           10 years

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of Robert L. Johander and Nicholas M. Jaksich which expire on January 31, 1999. Effective July 1, 1995, the annual base salaries for Messrs. Johander and Jaksich were $220,000 and $200,000 respectively. Messrs. Johander and Jaksich are eligible to receive discretionary bonuses, as determined by the Board of Directors. Their base salaries will be increased by 5% annually, or by a higher amount if the Company achieves certain pre-tax net income goals. The base salaries of both Messrs. Johander and Jaksich were increased to $237,500 on January 31, 1996, due to the Company achieving minimum pre-tax income of at least $7.25 million, for the fiscal year ended on such date (the "Fiscal 1996 Net Income Goals"). The base salaries of Messrs. Johander and Jaksich will be increased to $293,750 and $350,000 on January 31, 1997 and 1998, respectively, if the Company achieves minimum pre-tax income of at least $8.5 million and $11.75 million in the fiscal year ending on such date (together with the fiscal 1996 Net Income Goals, the "Net Income Goals"). Messrs. Johander and Jaksich cannot be terminated except for disability or cause. Messrs. Johander and Jaksich have agreed not to compete in the television home shopping business or in any other business in which the Company has engaged during the six months prior to the employee's termination, during the term of the employment agreement and for the period ending (i) one year after the expiration of the employment agreement and any extension thereof,
(ii) two years after termination for cause due to a willful failure to perform under the terms of the employment agreement, or (iii) five years after termination for any other reason other than cause, including the employee's voluntary termination.

     In September 1993 and in connection with entering into employment agreements with Messrs. Johander and Jaksich, the employment agreements provided the grant of options to purchase 100,000 shares of common stock at $15.00 (in excess of the then fair market value) per share exercisable until January 31, 2002 and 100,000 shares of common stock at $25.00 (in excess of the then fair market value) per share exercisable until January 31, 2005 on each of January 31, 1995, 1996, 1997, 1998 and 1999 if the Company achieved certain pre-tax income goals, as defined. In the event that the Company fails to achieve a Net Income Goal in any year, Messrs. Johander and Jaksich will vest in the options attributable to such "missed" year if in a subsequent year the Company's pre-tax net income is greater than or equal to such subsequent year's Net Income Goal plus the Net Income Goal for the missed year. In August 1995, pursuant to an independent compensation study and the recommendation of the Compensation Committee, the Board of Directors approved an amendment to such employment agreements whereby the exercise price of the granted options with original exercise prices of $15.00 and $25.00 per share were repriced to $8.50 and $10.50 per share (in excess of the then fair market value), respectively. In addition, the number of shares available per each respective grant was reduced from 100,000 to 75,000 options and the options vest and become exercisable at the earlier of meeting the Net Income Goal or in September 2003, assuming that either of Messrs. Johander or Jaksich is still an employee of the Company.

     On September 1, 1995 the Company entered into an employment agreement with Edward A. Karr (the "Karr Employment Agreement") and continuing on a full-time basis for a period of thirty-six (36) months. Pursuant to the Karr Employment Agreement, the Company has agreed to pay Mr. Karr $150,000 annually, reimburse him for reasonable and necessary business expenses and granted him options to purchase 100,000 shares of the Company's common stock. Mr. Karr has agreed not to compete with the Company in the television home shopping business for a period of thirty-six (36) months following termination of Mr. Karr's employment by the Company.

     The Company has also entered into any employment agreement with Michael L. Jones (the "Jones Employment Agreement") commencing on September 1, 1993 and continuing on a full time basis for a period of twenty-one (21) months. Pursuant to the Jones Employment Agreement, the Company agreed to pay Mr. Jones $120,000 annually, reimburse him for certain office expenses and granted him options to purchase 115,000 shares of the Company's common stock. Mr. Jones could not be terminated during the term of the Jones Employment Agreement except for cause. Mr. Jones agreed not to compete in the television home shopping business for a period commencing on June 1, 1995 and ending on the last day of the twelve (12) full months after the date on which Mr. Jones ceases to be employed by the Company. Such non-compete period may be extended for up to six (6) months based upon the number of stock options of the Company exercised by Mr. Jones.

DIRECTOR COMPENSATION

     During the first quarter of the fiscal year ended January 31, 1996, the Company paid non-employee directors $500 for each board of directors and committee meetings attended, and $250 for each board of directors and committee meeting in which such director participated by telephone. Commencing in the second quarter of the fiscal year ended January 31, 1996, the Company paid non-employee directors (except Mr. Workman) a $20,000 annual retainer (paid quarterly on a pro rata basis), plus $1,000 for each board of directors and committee meeting attended, and $750 for each board of directors and committee meeting in which such director participates by telephone. The Company also reimburses directors for costs and expenses they incur to attend board of directors and committee meetings. Pursuant to its agreements with Montgomery Ward, the Company does not pay any cash compensation or issue any stock options to Mr. Workman, a director named by Montgomery Ward. On August 8, 1995 the Company granted each of Messrs. Geller and Korkowski, options to purchase 10,000 shares at an exercise price of $6.1875. Such options vest on August 8, 1996 and expire on August 8, 2005.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1996, the Company's Compensation Committee consisted of two non-employee directors, Marshall S. Geller and Arthur B. Laffer. Mr. Laffer is not standing for re-election as a director of the Company at the 1996 Annual Meeting of Shareholders.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Decisions on compensation of the Company's executives generally have been made by the Compensation Committee. Each member of the Compensation Committee is a non-employee director. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. Pursuant to rules designed to enhance disclosure of the Company's policies toward executive compensation, set forth below is a report prepared by the Compensation Committee addressing the compensation policies for the Company and its subsidiaries for the year ended January 31, 1996 as they affected the Company's executive officers.

     The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual objectives and long-term goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. Executive compensation is set at levels that the Compensation Committee believes to be consistent with others in the Company's industry.

     The three elements in the Company's executive compensation program, all determined by individual and corporate performance, are base salary compensation, annual incentive compensation and stock options. Total compensation opportunities are generally competitive with those offered by employers of comparable size, growth and profitability in the Company's industry.

     Base salary compensation is determined by the potential impact the individual has on the Company, the skills and experiences required by the job, and the performance and potential of the incumbent in the job. Annual incentive compensation for executives of the Company is based primarily on corporate operating results and revenue growth and the Company's positioning for future results, but also includes an overall assessment of executive management's performance, as well as market conditions. Awards of stock grants under the Company's Second Amended 1990 Stock Option Plan (the "Stock Option Plan") are designed to promote the identity of long-term interests between the Company's executives and its shareholders and assist in the retention of executives. The Stock Option Plan also permits the granting of stock options to key personnel. Options become exercisable based upon criteria established by the Company. The Compensation Committee granted stock options to acquire 100,000 shares of Common Stock to Mr. Edward A. Karr, the Company's Executive Vice President, Merchandising and Programs, and stock options to acquire 100,000 shares of Common Stock to Mr. Mark A. Payne, the Company's Senior Vice President, Business Development and Acquisitions, during the fiscal year ended January 31, 1996. Messrs. Karr and Payne were the only named executive officers to receive any stock options this past fiscal year.

     The Compensation Committee surveys employee stock option programs of companies with similar capitalization to the Company prior to recommending the grant of options to executives. While the value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's common stock at any particular point in time, the decision as to whether such value will be realized in any particular year is determined by each individual executive and not by the Compensation Committee. Accordingly, when the Committee recommends that an option be granted to an executive, that recommendation does not take into account any gains realized that year by that executive as a result of his or her individual decision to exercise an option granted in a previous year.

     In August 1995, pursuant to an independent compensation study, the Compensation Committee recommended and the Board of Directors approved, a repricing of options previously granted to Messrs. Johander and Jaksich, with original exercise prices of $15.00 and $25.00 per share, respectively, to $8.50 and $10.50 per share (in excess of the then fair market value), respectively. In addition, the number of shares available per each respective grant was reduced from 100,000 to 75,000 options and the options vest and become exercisable at the earlier of meeting the Net Income Goal (as defined in the employment agreements with Messrs. Johander and Jaksich) or in September 2003, assuming that either of Messrs. Johander or Jaksich is still an employee of the Company. The Board of Directors repriced the exercise price of the options granted because the Board of Directors believed that, due to the decline in the Company's stock price since the grant of the options, the options did not provide sufficient long-term stock based incentive and such incentive would be provided by the repricings. The Board of Directors believes that the option grants with deferred vesting to executive officers are important in retaining executive officers and providing them with incentives consistent with the shareholders' objections for appreciation in the value of the Company's stock.

     The Compensation Committee established a compensation structure and entered into an employment agreement with Mr. Johander that provided for a base salary and the granting of stock options. The contract provided for a base salary of $237,500 for the year ended January 31, 1996, and the vesting of 75,000 options exercisable at $8.50 and 75,000 options exercisable at $10.50, based on achieving a pretax income of at least $5,250,000. As the Company exceeded this target for the year ended January 31, 1996, the base salary has increased and the options mentioned were vested. The Compensation Committee believes that the continued growth, expansion and profitablility of the Company during fiscal 1996 was due it large part to Mr. Johander's efforts.

     In 1993, Section 162(m) of the Internal Revenue Code was adopted which, beginning in 1994, imposed an annual deduction limitation of $1.0 million on the compensation of certain executive officers of publicly traded companies. The Company does not believe that the Section 162(m) limitation will materially affect the Company in the near future as of date, no executive officer of the Company has received compensation that is nearing $1 million per year.

                                          Marshall S. Geller

                                          Arthur B. Laffer

STOCK PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative, five-year return to the Company's shareholders (based on appreciation of the market price of the Company's Common Stock) on an indexed basis with (i) a broad equity market index and (ii) an appropriate published industry or line-of-business index, or peer group index constructed by the Company. The following presentation compares the Company's Common Stock price in the period from June 28, 1991 (the date of the Company's initial public offering) to January 31, 1996, to the Nasdaq National Market stock index and to a "peer group" index created by the Company over the same period. The "peer group" index consists of the common stock of: Home Shopping Network, Inc., Damark International, Inc., Land's End, Inc., Hanover Direct, Inc., Lillian Vernon Corp., National Media Corporation and Fingerhut Companies, Inc. These corporations are involved in various aspects of direct marketing to customers industry. The presentation assumes that the value of an investment in each of the Company's Common Stock, the S&P 500 Index, and the peer group index was $100 on June 28, 1991, and that any dividends paid were reinvested in the same security.

                                  VALUEVISION
                                      IN-
      Measurement Period         TERNATIONAL,                    NASDAQ STOCK
    (Fiscal Year Covered)            INC.         PEER GROUP      MARKET- US
6/28/91                             100             100             100
1/92                                135             130             132
1/93                                282             149             150
1/94                               1152             259             172
1/95                                470             148             164
1/96                                576             140             232

                              CERTAIN TRANSACTIONS

     During the year ended January 31, 1996 the Company lent $550,000 to Nicholas M. Jaksich, the Company's President and Chief Operating Officer, in the form of two promissory notes. The first promissory note of $50,000 in principal is due May 15, 1997 and bears interest at 6.80%. Mr. Jaksich has pledged stock as collateral against the note. The second promissory note of $500,000 in principal is due November 20, 1996, bears interest at 5 7/8% and the promissory note is secured by a security interest in certain shares of common stock of the Company owned by Mr. Jaksich and by a Mortgage on certain real property. As of April 30, 1996 principal and accrued interest thereon of approximately $567,000 remained outstanding under these notes.

     As of January 31, 1996 the Company lent $206,000 in the form of various promissory notes to Mark A. Payne, Senior Vice President of Business Development and Acquisitions. The promissory notes bear interest of 6.80% to 8.0% and are due no later than April 15, 1997. As collateral for the promissory notes, Mr. Payne has pledged all current and future vested but unexercised stock options and all common stock of the Company owned by him personally. As of April 30, 1996, principal and accrued interest thereon of approximately $226,000 remained outstanding under these notes.

     Telethon Television, Inc. ("Telethon") and Television Interests, Inc. ("Television, Inc.") are corporations controlled by each of Messrs. Johander and Jaksich, respectively, who are directors and officers of the Company. The Company has previously entered into financing and affiliation agreements (the "Financing Agreements") for the construction of an aggregate of four lower power television stations (the "LPTV Stations") with Telethon and Television, Inc. Each Financing Agreement provides among other things, that the Company: (1) will have the right, but not the obligation, to finance the cost of construction of and equipment for the LPTV Stations, not to exceed $86,000 or certain lessor amounts, (2) will make its programming available to such station, which has the right, but not the obligation to carry the Company's programming, (3) will pay such station a programming fee up to $4,600 per month for broadcast of the Company's programming, (4) for three stations, has an option to purchase the station for $5,000 each, together with assumption of any construction debt owed by such station to the Company, and for the fourth station, a right of first refusal to purchase such station, and (5) will provide for termination by the holder of the construction permit if the Company does not commit to finance construction of such station within the time period set forth in the Financing Agreement. In the case of the station subject to a right of first refusal, the Company may be required to pay a substantial amount to purchase a station for which it has already financed construction costs, which may result in substantial profit to the owner of the station. The Company's acquisition of a station pursuant to the exercise of an option or right of first refusal be subject to FCC approval. In the event of a default by Telethon or Television, Inc., the Company's only recourse will be against the station equipment, which generally represents approximately 75% of the construction loan. Accordingly, the event of a default by Telethon or Television, Inc., the Company may not recover 25% or more of its construction loan.

                        COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Based solely upon a review of Forms 3, 4 and 5 and amendments thereto pursuant to Rule 16a-3(e) furnished to the registrant with respect to fiscal year 1996, or written representations from such persons that no Form 5 was required, the Company is not aware of any late reports except with respect to Mr. Mark Payne and Mr. Scott Linquist, the Company's Senior Vice President, Business Development and Acquisitions and Vice President, Administration, respectively, each of who filed one late report.

                           PROPOSALS OF SHAREHOLDERS

     All proposals of shareholders intended to be presented at the 1997 Annual Meeting of Shareholders of the Company must be received by the Company at its executive offices on or before April 4, 1997.

                                 OTHER MATTERS

Board of Directors and Committees

     The Board of Directors held three meetings and six telephonic meetings during the fiscal year ended January 31, 1996. The Company's audit committee, which consisted of Messrs. Korkowski and Laffer in fiscal 1996, held one meeting in fiscal 1996. The audit committee recommends to the board the engagement of the independent accountants, reviews the audit plan and results of the audit engagement, reviews the independence of the auditors, and reviews the adequacy of the Company's system of internal accounting controls. The Company's compensation committee, which consisted of Messrs. Geller and Laffer in fiscal 1996, held one meeting in fiscal 1996. The compensation committee reviews the Company's remuneration policies and practices, makes recommendations to the board in connection with the compensation matters concerning the Company. The Company's stock option committee during fiscal 1996 consisted of Robert L. Johander and Nicholas M. Jaksich. The stock option committee administers the Company's Second Amended 1990 Stock Option Plan.

Independent Accountants

     Arthur Andersen LLP has been the independent accountant for the Company since 1990 and has been retained for fiscal 1997. Representatives of Arthur Andersen LLP will attend the 1996 Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer questions of the shareholders.

Solicitation

     The Company will bear the cost of preparing, assembling and mailing the proxy, Proxy Statement, Annual Report and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company may solicit proxies personally, by telephone, by telegram or by special letter. The Company intends to use the services of Beacon Hill Partners, Inc. to aid in the solicitation of proxies at an anticipated fee of $2,000 plus reasonable expenses.

     The Board of Directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          VALUEVISION INTERNATIONAL, INC.

                                          Robert L. Johander
                                          Chairman of the Board

FORM OF PROXY CARD--

     PROXY                                                            PROXY
                        VALUEVISION INTERNATIONAL, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS

     The undersigned, a shareholder of ValueVision International, Inc., hereby appoints Robert L. Johander and Nicholas M. Jaksich, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of Shares which the undersigned is then entitled to vote, at the Annual Meeting of Shareholders of ValueVision International, Inc. to be held at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota 55343 on Tuesday, August 20, 1996 at 9:00 a.m., and at any and all adjournments thereof, with all the powers which the undersigned would possess if personally present, upon the matters set forth herein. When properly executed, this proxy will be voted on the proposals set forth herein as directed by the shareholder, but if no direction is made in the space provided, the proxies will vote FOR all proposals and at their discretion on any other business as may properly come before the meeting.

     The undersigned hereby revokes all previous proxies relating to the Shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting of Shareholders.

                          To be Signed on Reverse Side

     (1) Election of Directors:

         Nominees: Marshall S. Geller, Nicholas M. Jaksich, Robert L. Johander, Robert J. Korkowski, Paul D. Tosetti, and John Workman.

     ----------------------------------------------------------------------

        For, except vote withheld from the following nominees:

     ----------------------------------------------------------------------

     (2) Upon such other business as may properly come before the meeting or any adjournments thereof.

                                NOTE: Please sign exactly as
                                name appears hereon. Joint
                                owners should each sign.

                                Signature(s) ___________     Date __________

                                Signature(s) ___________     Date __________